Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Safe & Green Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)(3)	5,000,000	(4)	$0.697	(3)	$3,485,000	$147.60 per $1,000,000	$515
Total Offering Amounts			5,000,000				$3,485,000	$147.60 per $1,000,000	$515
Total Fee Offsets(4)									—
Net Fee Due									$515

(1)	The securities to be registered include options and other rights to acquire shares of common stock, par value, $0.01 per share (the “Common Stock”), of Safe & Green Holdings Corp. (f/k/a SG Blocks, Inc.) (the “Registrant”) issuable pursuant to the Registrant’s Stock Incentive Plan, as amended (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares of is based upon the average of the high and low sale prices of the Common Stock reported on the Nasdaq Capital Market on November 27, 2023.

(4)	The Registrant does not have any fee offsets to claim.